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                                  EXHIBIT 99.1

                          RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO SUCCESSFULLY COMPETE AGAINST EXISTING OR FUTURE COMPETITORS IN OUR INDUSTRY, OUR OPERATING RESULTS MAY SUFFER.

     We operate in a highly competitive industry. If we fail to successfully respond to competitive pressures in this industry, or to effectively implement our strategies to respond to these pressures, our operating results may be negatively affected. Some of our competitors have greater financial and other resources than we do. Our distribution business competes with local, regional and national food distributors, as well as vertically integrated grocery store chains that purchase directly from suppliers and self-distribute products to their stores. Our food retailing business, which focuses on the Upper Midwest, competes with traditional grocery stores and alternative store formats, such as warehouse stores and supercenters. If any of the large national grocery store chains begin to target the Upper Midwest, our strategy of focusing the growth of our food retailing operations in this geographic area could prove to be unsuccessful. Consolidation of self-distributing grocery store chains and other grocery stores may produce even stronger competition for our food distribution and retail businesses. Consolidation may also result in declining sales for our food distribution business if our existing independent customers are acquired by our competitors. In addition, heightened competition among our suppliers, new entrants in the industry and trends toward vertical integration could create additional competitive pressures. These factors could result in price reductions, reduced sales and margins or loss of market share, any of which could negatively impact our operating results.

WE OPERATE IN A LOW-MARGIN INDUSTRY MAKING US SUSCEPTIBLE TO CHANGES IN OUR ECONOMIC AND BUSINESS OPERATING ENVIRONMENTS.

     The food distribution and retail industry is characterized by high sales volume and low profit margin and is sensitive to national and regional economic conditions. Our operating results could be negatively affected by a variety of factors, such as food price deflation, inventory control weaknesses, competitive pricing pressures, severe weather conditions, increases in wages or other labor costs, fuel and other transportation-related costs and fluctuations in interest rates.

IF WE ARE UNABLE TO ADEQUATELY RESPOND TO CHANGES IN THE FOOD DISTRIBUTION AND RETAIL INDUSTRY IN WHICH WE OPERATE, OUR OPERATING RESULTS MAY SUFFER.

     Changes in the food distribution and retail industry have increased the pressure on our industry's already low profit margins. Consequently, our operating results are sensitive to, and may be negatively impacted by, such changes as the following:

     - the shift in consumer preference towards eating away from home, which has increased food spending at restaurants at the expense of traditional grocery stores;

     - alternative store formats, such as warehouse stores and supercenters, which have gained market share at the expense of traditional grocery stores, including independent grocery store owners, many of whom are our food distribution customers;

     - producers, manufacturers, distributors and retailers who are seeking to lower costs and to increase services in an increasingly competitive environment of relatively static over-

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        all demand; and

     - vendors who are increasingly directing their promotional dollars to larger self-distributing chains to ensure that more of these dollars are used by retailers to increase sales volume.

     We believe that these changes have negatively impacted our margins and our profitability, as well as the margins and profitability of many of our customers. If the strategic initiatives we are pursuing to respond to these changes fail, or are significantly delayed, our operating results may be further negatively impacted.

                          RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO ACQUIRE, AND SUCCESSFULLY INTEGRATE, TRADITIONAL GROCERY STORES, OUR REVENUES AND PROFITS WILL NOT GROW AS EXPECTED AND OUR OPERATING RESULTS MAY SUFFER.

     Part of our growth strategy is dependent upon acquiring traditional grocery stores. Our ability to grow through acquisitions depends upon our ability to identify, negotiate and complete suitable acquisitions. Even if we complete acquisitions, these acquisitions may cause us to:

     - incur significantly higher than anticipated capital expenditures and operating expenses;

     - fail to timely and effectively integrate the operations, systems, controls and personnel of the acquired businesses into our existing business;

     - issue additional equity securities, which would reduce your percentage ownership in Nash Finch, or to assume additional liabilities;

     -  lose customers;

     - experience difficulties finding and retaining key employees necessary to manage these acquisitions; and

     -  divert our management's time and attention from other business concerns.

IF WE ARE UNABLE TO SUCCESSFULLY ROLL OUT OUR NEW STORE FORMATS, OUR REVENUES AND PROFITS WILL NOT GROW AS EXPECTED AND OUR OPERATING RESULTS MAY SUFFER.

     A portion of our growth strategy is dependent upon the successful roll out of our new AVANZA(TM) and Buy-n-Save(R) store formats. We will likely open some of these stores in new geographic markets where we currently do not have retail experience. The successful roll out of these new store formats is dependent upon numerous factors including:

     -  a dedicated and focused management team;

     -  available real estate in our target markets;

     -  store formats that enhance the shopping experience; and

     -  our competency in Hispanic and extreme value merchandising.

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IF WE FAIL TO RETAIN OUR CUSTOMERS OR ACQUIRE NEW CUSTOMERS, OUR REVENUES AND
PROFITS WILL NOT GROW AS EXPECTED AND OUR OPERATING RESULTS MAY SUFFER.

     Our sales and earnings are dependent upon our ability to retain customers and attract new customers. The growth of our distribution business is particularly dependent upon our ability to capture additional distribution business through our existing network of distribution centers. If we are unable to retain our current customers, or to acquire new customers, our revenues and profitability may be reduced. Our ability to retain customers and attract new customers is dependent, in part, upon our ability to:

     -  satisfy our customers;
     -  provide industry-leading customer service;
     -  control our costs;
     -  offer competitive products at low prices;
     -  maintain high levels of productivity and efficiency; and
     - offer marketing, merchandising and ancillary services in the distribution segment of our business that provide value to our independent customers.

     In addition, if the U.S. military commissary system undergoes any significant changes, such as base closings, privatization of the military commissary system or a reduction in the number of persons having access to the commissaries, our military distribution sales could decline

IF WE EXPERIENCE CREDIT LOSSES, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY SUFFER.

     In the ordinary course of business, we extend credit, including loans, to our food distribution customers. We also provide financial assistance to some customers by guaranteeing their loan or lease obligations. Generally our loans are extended to small businesses that are unrated and have limited access to conventional financing. Credit losses from our existing or future credit extensions, loans or guaranty commitments could negatively impact our financial condition and operating results. We intend to continue, and possibly increase, the amount of financial assistance we provide to our food distribution customers.

IF WE CANNOT ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR OPERATING RESULTS MAY SUFFER.

     In the past three years, we have assembled a new management team. Competition for experienced and qualified management personnel in our industry is intense. If we lose the services of one or more of our executive management team, our operating results may suffer. Generally, we do not have employment contracts with our executive officers, other than agreements providing benefits upon changes in control of Nash Finch. We do not maintain key-person life insurance on any of our executive officers.

     We also compete with other businesses in our industry with respect to attracting and retaining other qualified employees. We may be required to continue to enhance wages and benefits in order to effectively compete in the hiring and retention of qualified employees or to hire more expensive temporary employees. As a result of the shortage of qualified employees, our labor costs could increase.

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IF WE EXPERIENCE PROBLEMS WITH THE QUALITY, SAFETY OR INTEGRITY OF THE FOOD
PRODUCTS WE SELL, OUR OPERATING RESULTS MAY SUFFER.

     If consumers do not view the food products we sell as safe for consumption, our operating results may suffer. We sell food products for human consumption, which involves risks, such as product contamination or spoilage, product tampering and other adulteration. An actual or alleged problem with the quality, safety or integrity of the food products we sell could result in:

     -  product withdrawals or recalls;

     -  negative publicity;

     -  reduced demand for the products we sell;

     -  product liability claims; and

     -  substantial costs of compliance or remediation.

     Any of these events could result in significant costs or loss of customers and could harm our ability to market and sell our food products.

                        RISKS RELATED TO OUR INDEBTEDNESS

OUR OUTSTANDING DEBT COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

     Our current level of debt could limit our capability to respond to market conditions and capital needs. As of December 29, 2001 we had approximately $374.2 million of outstanding debt, which includes approximately $49.1 million of capitalized leases. The degree to which we are leveraged could:

     - impair, or materially limit, our ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

     - reduce the funds we have available for future operations and growth opportunities, since a portion of our operating cash flows may be dedicated to the payment of principal and interest on our debt;

     - expose us to the risk of greater interest rates, since some of our borrowings are and will continue to be at variable rates of interest;

     -  limit our ability to withstand competitive pressures; or

     - reduce our flexibility to respond to changing business and economic conditions.

     If we are unable to generate sufficient cash flow to service our debt, or if future borrowings or equity financing are not available to us for the payment or refinancing of our debt, our operating results may suffer. If we are unable to service our debt, we will be required to adopt alternative strategies, such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital.

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THE DOCUMENTS GOVERNING OUR OUTSTANDING DEBT CONTAIN PROVISIONS THAT COULD
MATERIALLY RESTRICT OUR BUSINESS AND OPERATING FLEXIBILITY.

     Without the consent of our lenders, or unless we satisfy certain financial tests, we may be unable to take numerous actions, such as:

     -  engage in mergers or acquisitions;

     -  incur additional debt;

     -  make capital expenditures;

     -  enter into capital leases;

     -  make investments, loans or advances;

     -  guarantee third-party obligations;

     -  repay other debt or amend other debt instruments;

     -  create liens on assets;

     -  pay dividends; or

     -  engage in certain transactions with our subsidiaries and affiliates.

     The documents governing our outstanding debt also require us to comply with a number of financial ratios and tests. Our failure to comply with these obligations could result in an event of default under these documents, which could cause the acceleration of some or all of our debt. Our ability to comply with these obligations will depend upon our future operating performance. Changes in economic conditions and financial, competitive, legislative, regulatory and other factors, many of which we cannot control, could affect our future operating performance.